EXHIBIT 10.27

December 24, 1997

Dan Kingman
1215 Los Trancos Road
Portola Valley, CA  94028

Dear Dan,

This is to confirm my verbal offer of employment to you as VP of Human Resources reporting directly to me. Your salary will be $10,417.00 monthly base. You will be eligible to receive a bonus of $25,000.00 annually based upon criteria that we will establish together after your start date.

As we agreed upon, your start date will be January 12, with a phase in from MDL to Qualix. Qualix will receive a minimum of 50% of your time through this transition, through most of March, with some additional days through June. During "shared" time, salary and bonus will be prorated.

Additional loans/notes as deferred or long-term compensation will be reviewed at a later date, and not part of this initial offer.

Upon approval of the Board of Directors, you will be eligible to purchase 60,000 shares of the company's common stock, under the terms of the company's employee stock option or purchase agreement. You will also be eligible to participate in all standard employee benefits per our current Employee Handbook.

You will be asked to sign the standard Non-Disclosure, and Proprietary Information Agreement before your start date. It should also be noted that this offer does not constitute a contract of employment for any specific period of time. If you have any questions regarding these items, please do not hesitate to contact me.

Dan, we are looking forward to you joining us. Please sign and return one copy of this letter as an indication of your acceptance of the position and confirmation of your start date.

Best regards,



Richard G. Thau
President and CEO

RGT:eeb

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Accepted by                                                          Start Date